UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2011

3D SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34220	95-4431352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 Three D Systems Circle Rock Hill, South Carolina	29730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (803) 326-3900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 10, 2011, 3D Systems Corporation (the “Company”) and the selling stockholders identified therein (the “Selling Stockholders”) entered into an underwriting agreement with Barclays Capital, Inc., as underwriter and representative of the several underwriters identified therein (the “Underwriting Agreement”).  Pursuant to the terms and conditions of the Underwriting Agreement, the Company agreed to sell 1,300,000 shares of common stock and the Selling Stockholders agreed to sell 740,000 shares of common stock, par value $0.001 per share, at a per share price to the public of $44.00 registered with the Securities and Exchange Commission on Form S-3 (Reg. No. 333-172591).  Taking account of the portion of the over-allotment option mentioned below that is attributable to additional shares issued by the Company, the Company expects to receive aggregate net proceeds from this offering of approximately $62.3 million after deducting the underwriting discount and estimated offering expenses payable by the Company of approximately $200,000.

Pursuant to the Underwriting Agreement, the Company and the Selling Stockholders granted the underwriters an option to purchase up to an aggregate of 306,000 additional shares of common stock to cover over-allotments.

The Selling Stockholders will receive all net proceeds attributable to their sale of shares of Common Stock.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

1.1	Underwriting Agreement dated as of March 10, 2011 among the Company, the Selling Stockholders and Barclays Capital Inc., as underwriter and representative of the several underwriters.

5.1	Opinion of Robert M. Grace, Jr. regarding legality of the shares.

23.1	Consent of Robert M. Grace, Jr. (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: March 16, 2011
By: /s/ Robert M. Grace, Jr.
(Signature)
Name: Robert M. Grace, Jr.
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

1.1	Underwriting Agreement dated as of March 10, 2011 among the Company, the Selling Stockholders and Barclays Capital Inc., as underwriter and representative of the several underwriters.

5.1	Opinion of Robert M. Grace, Jr. regarding legality of the shares.

23.1	Consent of Robert M. Grace, Jr. (included in Exhibit 5.1).